Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS ENTERS INTO AGREEMENT TO RAISE UP TO $4 MILLION THROUGH SALES OF EQUITY STAKE IN INCURON JOINT VENTURE

Increases Focus on Entolimod Development; Streamlines Organization

Buffalo, NY — April 29, 2015 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) today announced that it has entered into an agreement to sell its equity stake in Incuron, LLC (Incuron) to Dr. Mikhail Mogutov, Chairman of the Board of Directors of Incuron, LLC and Chairman of the Investment Committee and founder of Bioprocess Capital Ventures and/or his designee. The transaction has been split into two tranches, with 75% of the Company’s equity stake in Incuron being sold for approximately $3 million on April 29, 2015, and an option being given to Dr. Mogutov to purchase CBLI’s remaining ownership interest in Incuron for approximately $1 million before the end of 2015. In addition, Cleveland BioLabs has assigned its remaining intellectual property for Curaxin CBL0137 to Incuron in exchange for a 2% royalty on the future commercialization, licensing or sale of the Curaxin CBL0137 technology. The proceeds from the first tranche of this transaction are expected to extend CBLI’s cash runway into the third quarter of 2015. Details of the transaction may be referenced in a Form 8-K to be filed shortly.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, “While we continue to believe in the potential of CBL0137, it is clear this asset will require increasing levels of funding to develop and many years before commercialization, at a time when we have exciting opportunities with our wholly-owned toll-like receptor franchise, including entolimod and CBLB612. As such, this transaction enables us to generate needed financial liquidity, lock-in a non-dilutive royalty, simplify our corporate structure and focus on achieving near-term value driving milestones. Our pre-Emergency Use Authorization (pre-EUA) package for entolimod’s biodefense indication has been sent to the electronic publisher and we plan to submit it to the U.S. Food and Drug Administration in the second quarter of 2015. We continue to negotiate with the Department of Defense office of Congressionally Directed Medical Research Programs regarding two proposals to conduct several pivotal animal efficacy studies and a clinical study to support submission of a Biological Licensure Application.”

“In addition,” continued Dr. Kogan, “a Phase 1 study of entolimod as a cancer immunotherapy in advanced cancer patients has been completed and findings will be presented during the Developmental Therapeutics – Immunotherapy poster session at the 2015 annual meeting of the American Society of Clinical Oncology (ASCO) on May 30, 2015. Dosing is ongoing in a second Phase 1 study of entolimod in patients with advanced cancer in the Russian Federation to expand upon clinical observations made at the higher dose levels in the U.S. study and to gather further statistics on immune response to administrations of entolimod. We have also completed dosing in a Phase 1 healthy subject study of CBLB612 and anticipate releasing data from this study later in the second quarter. The objectives of the CBLB612 study include establishing a maximally tolerated dose, evaluating the safety profile and pharmacokinetics of CBLB612, and characterizing the type, quantity and timing of HSC mobilization.”

Incuron will continue to develop Curaxin CBL0137 and will compensate Cleveland BioLabs for ongoing contributions of its personnel to the program. A Phase 1 trial assessing the intravenous administration of Curaxin CBL0137 in patients with metastatic or unresectable advanced solid cancers and lymphomas is underway in multiple centers in the United States. A Phase 1 study assessing the oral administration of Curaxin CBL0137 in patients with advanced solid tumors that are resistant or refractory to current standard treatment is being conducted in several centers in the Russian Federation. No dose-limiting toxicities have been observed in either trial to date.

In addition, the Company announced the resignation of Elena Kasimova, Director of Strategy and Investment of BioProcess Capital Partners and board director of Incuron, from the CBLI board of directors.

About Cleveland BioLabs, Inc.

Cleveland BioLabs, Inc. is an innovative biopharmaceutical company seeking to develop first-in-class pharmaceuticals designed to address diseases with significant medical need. The company’s most advanced product candidate is entolimod, which is being developed for a biodefense indication and as a potential cancer treatment. The company conducts business in the United States and in the Russian Federation through a wholly-owned subsidiary, BioLab 612, LLC and through two joint ventures, Panacela Labs, Inc. and Incuron, LLC. The company maintains strategic relationships with the Cleveland Clinic and Roswell Park Cancer Institute. To learn more about Cleveland BioLabs, Inc., please visit the Company’s website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “expect(s),” “feel(s),” “believe(s),” “will,” “may,” “preparing,” “finalizing,” and “underway” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding Dr. Mogutov’s option to purchase our remaining equity interest in Incuron; our ability to successfully develop and commercialize our therapeutic products; our ability to successfully submit and receive approval of our pre-EUA application for entolimod, the conduct and results of our various clinical trials; our ability to obtain approval from the U.S. Food and Drug Administration of our product candidates; our ability to successfully submit and receive approval of our pre-EUA application for entolimod; and future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

These risks and uncertainties include, among others, Dr. Mogutov’s decision to not exercise the option to purchase our remaining equity interest in Incuron; the Company’s failure to successfully and timely develop existing and new products; the Company’s collaborative relationships and the financial risks related thereto; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company’s ability to comply with its obligations under license agreements; the Company’s inability to obtain regulatory approval in a timely manner or at all; subsequent changes in the agreement with the Russian Ministry of Industry and Trade; and the Company’s history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the “Risk Factors” and “Forward-Looking Statements” described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:

Rachel Levine, Vice President, Investor Relations

Cleveland BioLabs, Inc.

T: (917) 375-2935

E: rlevine@cbiolabs.com

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